Exhibit VI

NORDIC INVESTMENT BANK

Financial information

January–August 2008

(unaudited)

Nordic Investment Bank	Financial information January-August 2008

 15 October 2008

Nordic Investment Bank	Financial information January-August 2008

Key figures

EUR million

	Aug 2008*	Aug 2007*	Dec 2007

Net interest income	136	123	187
Core earnings**	119	107	161
Profit	30	80	69
Loans disbursed	1,847	1,598	2,390
Loan agreements	1,636	1,291	2,214
Loans outstanding	13,381	12,065	12,291
Guarantee commitments	25	25	25
New debt issues	3,290	2,528	4,288
Debts evidenced by certificates	15,730	14,313	15,023
Net liquidity	3,617	3,404	4,039
Total assets	20,518	18,912	19,973
Equity/total assets (%)	9.9	10.8	10.2
Profit/average equity (%)	2.2	5.8	3.3
Number of employees	169	157	158

* Unaudited figures

   to be read in conjunction with NIB’s audited financial statements for 2007 and the notes thereto

** Core earnings consist of the profit before adjustments to hedge accounting, fair value adjustments made to the trading portfolio and credit losses and reversals of these.

Nordic Investment Bank	Financial information January-August 2008

Comments

NIB’s financial figures January–August 2008

The first eight months of 2008 saw continued stress in the financial sector, which, if anything, intensified until recently. This has increased demand for NIB’s loans and bonds. At the same time, NIB has also been affected by the fall in market values of financial assets.

NIB’s operational results for January-August 2008 in terms of core earnings* increased to EUR 119.3 million, compared to EUR 107.3 million during the same period last year. Nevertheless, due to fair value adjustments made to the treasury portfolio, NIB’s profit decreased to EUR 30.5 million compared to EUR 79.8 million during the same period in the previous year. The malfunctioning of the financial markets has made it very difficult to get market prices for the valuations. The valuation changes are to a very large extent unrealised losses and the access of NIB to the market enables NIB to retain assets until maturity.

NIB’s lending volumes grew significantly during the period. The disbursement of loans rose to EUR 1,847 million, compared to EUR 1,598 million during the same period in 2007. Loans agreed increased to EUR 1,636 million, compared to EUR 1,291 million during the same period last year. No credit losses were realised; however, provisioning for one loan was recorded during the period.

NIB’s funding situation is good and the Bank has access to various international funding markets. The financial turmoil has resulted in lower funding costs for NIB and the Bank has been able to sustain its position as a solid name in the international financial markets. New debt issues rose to EUR 3,290 million, compared to EUR 2,528 million during the same period last year. Two global benchmark bonds of USD 1.25 billion and USD 1 billion, respectively, were issued during the first five months of 2008 at more favourable conditions compared to the benchmark issued last year.

Since the end of the reporting period, tensions in the financial markets have further increased. This has resulted in further fair value adjustments to NIB’s financial assets. In the current circumstances, NIB also expects some impairment losses to materialise due to an exposure to Lehman Brothers. In addition, the economic situation in Iceland has worsened, which may also affect the Bank’s results in the coming months. But all in all, NIB expects that operational results in terms of core earnings will be good whereas profits may be adversely affected due to financial market developments.

Johnny Åkerholm

President and CEO

* Core earnings consist of the profit before adjustments to hedge accounting, fair value adjustments made to the trading portfolio and credit losses and reversals of these.

Nordic Investment Bank	Financial information January-August 2008

Income statement

EUR 1,000

	Jan - Aug 2008*	Jan - Aug 2007*	Jan - Dec 2007

Interest income	638,953	539,038	856,280
Interest expense	-502,554	-415,675	-669,155
Net interest income	136,399	123,363	187,125

Commission income and fees received	5,378	4,005	6,135
Commission expense and fees paid	-1,878	-1,730	-2,425
Net profit / loss on financial operations	-84,210	-24,933	-89,719
Foreign exchange gains and losses	38	-152	-361
Operating income	55,726	100,552	100,755

Expenses
General administrative expenses	19,515	17,913	27,507
Depreciation	2,877	2,884	4,529
Credit loss / recovery	2,850		-
Total expenses	25,241	20,797	32,036

PROFIT FOR THE PERIOD	30,485	79,754	68,719

* Unaudited figures

   to be read in conjunction with NIB’s audited financial statements for 2007 and the notes thereto

Nordic Investment Bank	Financial information January-August 2008

Balance sheet

EUR 1,000

	31 Aug 2008*	31 Aug 2007*	31 Dec 2007
ASSETS

Cash and cash equivalents	3,929,746	3,920,081	4,493,285

Financial placements
Placements with credit institutions	79,517	93,094	93,432
Debt securities	1,895,339	1,574,393	1,582,750
Other	13,558	7,420	7,043
	1,988,414	1,674,907	1,683,225

Loans outstanding	13,380,549	12,065,435	12,290,768

Intangible assets	6,594	6,836	6,740

Tangible assets, Property and equipment	35,652	37,151	36,767

Other assets
Derivatives	732,922	776,264	1,049,725
Other assets	1,715	2,608	1,596
	734,638	778,872	1,051,321

Paid-in capital and payments to the Bank's reserves, receivable	36,474	42,713	42,713

Accrued interest and fees receivable	406,269	386,242	368,422
TOTAL ASSETS	20,518,336	18,912,237	19,973,242

LIABILITIES AND EQUITY

Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	303,619	268,809	454,498
Long-term amounts owed to credit institutions	77,723	91,723	91,674
	381,341	360,533	546,172

Repurchase agreements	9,127	247,610	-

Debts evidenced by certificates
Debt securities issued	15,534,667	14,129,932	14,829,821
Other debt	195,623	182,658	192,979
	15,730,290	14,312,589	15,022,800

Other liabilities
Derivatives	1,981,942	1,596,606	1,999,356
Other liabilities	6,754	5,813	4,496
	1,988,696	1,602,420	2,003,852

Accrued interest and fees payable	367,457	338,975	363,468
Total liabilities	18,476,911	16,862,127	17,936,292

Equity

Authorised and subscribed capital	4,141,903
of which callable capital	-3,723,301
Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve		651,851	645,612	645,612
General Credit Risk Fund		622,131	622,131	622,131
Special Credit Risk Fund PIL		281,919	238,200	238,200
Payments to the Bank's reserves, receivable		36,474	42,713	42,713
Other value adjustments		-37	3,099	973
Appropriation to dividend payment		-	-	-
Profit for the period		30,485	79,754	68,719
Total equity		2,041,424	2,050,110	2,036,950

TOTAL LIABILITIES AND EQUITY		20,518,336	18,912,237	19,973,242

Guarantee commitments		25,000	25,000	25,000

* Unaudited figures

to be read in conjunction with NIB’s audited financial statements for 2007 and the notes thereto

Nordic Investment Bank	Financial information January-August 2008

Changes in equity*

EUR 1,000

	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Fund, HIPC Programme	Payments to the Bank's Statutory Reserve and Credit Risk funds	Appropriation to dividend payment	Other value adjustments	Profit for the period	Total
Equity at 31 December 2006	418,602	644,983	534,662	238,200	629	42,713	0	3,592	137,469	2,020,850
Appropriations between reserve funds		629	87,469		-629		50,000		-137,469	0
Paid-in capital	4,780									4,780
Called in authorised and subscribed capital	-4,780									-4,780
Payments to the Bank's Statutory Reserve and credit risk funds, receivable										0
Dividend payment							-50,000			-50,000

Profit for the period 1/1-31/8/2007									79,754	79,754
Available-for-sale portfolio 1/1-31/8/2007								826		826
Cash flow hedge accounting 1/1-31/8/2007								-1,319		-1,319
Total income and expense for the period 1/1-31/8/2007	0	0	0	0	0	0	0	-493	79,754	79,261

Equity at 31 August 2007	418,602	645,612	622,131	238,200	0	42,713	0	3,099	79,754	2,050,110

Profit for the period 1/9-31/12/2007									-11,035	-11,035
Available-for-sale portfolio 1/9-31/12/2007								-1,849		-1,849
Cash flow hedge accounting 1/9-31/12/2007								-276		-276
Total income and expense for the period 1/9-31/12/2007	0	0	0	0	0	0	0	-2,125	-11,035	-13,161

Equity at 31 December 2007	418,602	645,612	622,131	238,200	0	42,713	0	973	68,719	2,036,950
Appropriations between reserve funds				43,719			25,000		-68,719	0
Paid-in capital										0
Called in authorised and subscribed capital										0
Payments to the Bank's Statutory Reserve and credit risk funds, receivable		6,239				-6,239				0
Dividend payment							-25,000			-25,000

Profit for the period 1/1-31/8/2008									30,485	30,485
Available-for-sale portfolio 1/1-31/8/2008								590		590
Cash flow hedge accounting 1/1-31/8/2008								-1,601		-1,601
Total income and expense for the period 1/1-31/8/2008	0	0	0	0	0	0	0	-1,011	30,485	29,474

Equity at 31 August 2008	418,602	651,851	622,131	281,919	0	36,474	0	-38	30,485	2,041,424

* Only the year-end figures are audited

   to be read in conjunction with NIB’s audited financial statements for 2007 and the notes thereto

Nordic Investment Bank	Financial information January-August 2008

Cash flow statement

EUR 1,000

	Jan-Aug 2008*	Jan-Aug 2007*	Jan - Dec 2007
Cash flows from operating activities
Profit from operating activities	30,485	79,754	68,719

Adjustments:
Amortisation of issuing charges	6,900	6,634	10,840
Market value adjustment, trading portfolio	1,977	4,831	7,381
Depreciation and write-down in value of tangible and intangible assets	2,877	2,884	4,529
Change in accrued interest and fees (assets)	-37,847	-54,246	-36,427
Change in accrued interest and fees (liabilities)	3,989	32,996	57,489
Credtit loss/recovery	2,850	-	-
Adjustment to hedge accounting	-7,559	-7,343	10,319
Other adjustments to the year's profit	-22	-24	-35
Adjustments, total	-26,834	-14,267	54,097

Lending
Disbursements of loans	-1,846,897	-1,597,693	-2,390,392
Repayments of loans	765,858	897,340	1,281,546
Capitalisations, redenominations, index adjustments etc.	-1,164	-17	-338
Exchange rate adjustments	-6,209	145,894	331,656
Lending, total	-1,088,412	-554,476	-777,527

Cash flows from operating activities, total	-1,084,761	-488,990	-654,711

Cash flows from investing activities

Placements and debt securities
Purchase of debt securities	-972,727	-417,743	-458,493
Sold and matured debt securities	660,000	255,238	285,238
Placements with credit institutions	13,915	-1,672	-2,010
Other financial placements	-5,925	541	-931
Exchange rate adjustments etc	266	-78	-3
Placements and debt securities, total	-304,470	-163,714	-176,200

Other items
Acquisition of intangible assets	-1,115	-1,067	-1,799
Acquisition of tangible assets	-501	-2,829	-3,262
Change in other assets	-830	9,166	9,948
Other items, total	-2,445	5,270	4,886

Cash flows from investing activities, total	-306,916	-158,444	-171,314

Cash flows from financing activities
Debts evidenced by certificates
Issues of new debt **	3,289,445	2,523,508	4,278,931
Redemptions	-2,030,580	-1,347,585	-1,958,157
Exchange rate adjustments	-313,852	-301,397	-1,063,724
Debts evidenced by certificates, total	945,013	874,526	1,257,050

Other items
Placements from credit institutions	-13,951	1,461	1,412
Change in swap receivables	108,858	-102,131	-222,019
Change in swap payables	-53,527	97,297	649,743
Change in other liabilities	2,258	1,482	165
Dividend paid	-25,000	-50,000	-50,000
Paid-in capital and reserves	6,239	4,780	4,780
Used fund, HIPC Programme	-	-	-
Other items, total	24,877	-47,111	384,081

Cash flows from financing activities, total	969,890	827,415	1,641,131

CHANGE IN NET LIQUIDITY	-421,787	179,980	815,106

Opening balance for net liquidity	4,038,787	3,223,681	3,223,681
Closing balance for net liquidity	3,617,000	3,403,661	4,038,787

Additional information to the statement of cash flows
Interest income received	676,799	593,285	892,707
Interest expense paid	-498,565	-382,679	-611,666

The cash flow statement has been prepared using the indirect method and the items of cash flows cannot be directly concluded from the balance sheets.

* Unaudited figures

   to be read in conjunction with NIB’s audited financial statements for 2007 and the notes thereto

** Including issuing charges

Nordic Investment Bank	Financial information January-August 2008

Nordic Investment Bank (NIB)

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki, Finland

Telephone: +358 10 618 001

Fax: +358 10 618 0725

Internet: www.nib.int

E-mail: info@nib.int